EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 11th day of September 2018, by and between Mark Stogdill, (the "Executive"), and Hammer Fiber Optic Investments, Ltd. ("Company"), a New Jersey limited company.

RECITALS:

WHEREAS, Executive has the experience, background and knowledge to assist Company in the ongoing business operations of Company;

WHEREAS, Company believes that it will benefit from the services of Executive during the ongoing business operations of Company;

WHEREAS, Company desires to engage the services of Executive, and Executive desires to provide such services upon the terms and conditions described below.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Duties.

Effective as of the date first written above, Executive’s title shall be Chief Technology Officer (“CTO”) of the Company. Executive shall report directly to either the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”). During the Executive's employment with the Company, Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of CTO.

2. Term.

The term of this Agreement shall begin upon the date first written above and continue for a period of one (1) year (the “Term”). At the end of the Term, both parties may choose to extend the Term for additional one (1) year periods.

3. Salary.

Company agrees to pay Executive a base salary of Ten Thousand Dollars ($10,000.00) per month, payable in accordance with the regular payroll practices of the Company. Executive’s salary shall be reviewed by the Board at the end of the Term and may be subject to change upon any extension of the Term.

All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4. Executive Benefits.

For the duration of the Term, Company shall provide Executive with all benefits offered to executives of the Company at similar levels. In the case of health insurance, such benefits shall be provided either pursuant to the Company’s plan or Company shall reimburse Executive if Executive maintains his own health insurance. In the event of such reimbursement, Executive shall provide Company with the amount paid for such insurance (and, if requested, proof of such amount) and Company shall have ten (10) days to provide reimbursement.

5. Expense Reimbursement.

Company shall reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive promptly supplies the appropriate substantiation for such expenses. Reimbursable business expenses shall include reasonable expenses for air travel in accordance with the Company’s travel policies.

6. Termination.

a)Executive’s employment with the Company will terminate upon the date of Executive’s death or complete disability. Complete disability shall occur: (i) when the Board has provided a written termination notice to Executive supported by a written statement from a reputable independent physician to the effect that Executive is or shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of such physical or mental illness or injury; or (ii) upon rendering of a written termination notice by the Board after the Board determines, in its sole and complete discretion, that Executive has been unable to substantially perform his duties hereunder for one hundred twenty (120) or more consecutive days, or more than eighty (80) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury.

b)The Company may terminate Executive’s employment under this Agreement for cause at any time. Cause for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) Executive’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; or (iv) Executive’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same.

c)Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of Executive and Company. Any such termination of employment shall have the consequences specified in such agreement.

7. Loyalty.

Executive agrees to use his best efforts to promote Company’s interests and to give Company the benefit of his experience, knowledge and skills. Executive agrees to perform his duties in a timely and professional manner and to devote such time, attention and skill to his duties as may reasonably be necessary to ensure their performance. Executive shall perform his responsibilities faithfully and effectively. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company.

8. Confidentiality.

Executive acknowledges that during the Term of this Agreement he will have access to and may become acquainted with various trade secrets, inventions, innovations, processes, relationships, information, records and specifications owned or licensed by Company and/or used by Company in connection with the operation of its business including, without limitation, Company's business and product processes, methods, customer lists, contracts, accounts and procedures.

a)Executive agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the Term of this Agreement or for a period of five (5) years thereafter, except as required in the course of his engagement with Company.

b)All files, records, documents, specifications, information, letters, notes, notebooks, and similar items relating to the business of Company, whether prepared by the Executive or otherwise coming into his possession during the Term of this Agreement, shall remain the exclusive property of Company unless Company provides written permission for Executive to retain and/or use such items.

c)Executive shall have no obligation to maintain the confidentiality of information that: (i) he was in possession of prior to the start of this Agreement; (ii) he received rightfully from another party without restrictions on disclosure prior to his receipt from Company; (iii) Company has disclosed to an unaffiliated third party without any obligation to maintain such information in confidence; (iv) is or becomes available to the public through no breach of this Agreement; (v) is approved for release by Company, but only to the extent of such authorization; (vi) is independently developed by Executive or (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure, and only if Executive first gives sufficient notice to Company of the requirement for the disclosure in order to allow Company an opportunity to obtain an appropriate protective order.

9. Noncompetition.

During the Term of this Agreement, Executive shall not, directly or indirectly:

a)Solicit or induce, or attempt to solicit or induce, any other employee or any other company that actively or previously had a business relationship with Company, for a circumventing relationship. Executive shall not circumvent its agreement to conduct business on behalf of Company;

b)Take, or attempt to take, any actions detrimental to the relationship of Company and the Executive, or detrimental to Company’s relationship with its employees, contractors, customers, suppliers or associates.

10. Entire Agreement.

This Agreement constitutes the sole and only agreement between the parties with respect to the subject matter hereof and contains all of the promises, covenants, and agreements between the parties with respect to this matter. This Agreement cannot be modified except by an instrument signed by both parties. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future or of any subsequent breach thereof.

11. Interpretation of Provisions.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. Captions.

The captions and headings in this Agreement are solely for purposes of identification and shall not in any manner alter or vary the interpretation or construction of this Agreement.

13. Assignment.

Neither party shall have the right to assign or otherwise transfer this Agreement to any third party without the prior written consent of the other party, except that Company may assign this Agreement to a wholly-owned subsidiary.

14. Authority.

Company and Executive each represent and warrant to the other that it has the full and unencumbered right to enter into this Agreement and to perform its obligations hereunder.

15. Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and both of which shall constitute one and the same instrument.

16. Governing Law.

This Agreement shall be governed by, interpreted, construed and enforced in accordance the laws of the State of New Jersey.

17. Arbitration.

Any controversy arising in connection with or relating to this Agreement may be settled in New Jersey and shall be determined and finally settled by arbitration in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their successors and assigns, and judgment may be entered thereon in any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

HAMMER FIBER OPTIC INVESTMENTS, LTD.

By: /s/ Michael Cothill

Name: Michael Cothill

Title: Executive Chairman

EXECUTIVE:

By: /s/ Mark Stogdill

Name: Mark Stogdill